EXHIBIT 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Enters into Agreement on
Coal Preparation and Handling Facilities;
Announces First Acquisition under Agreement
HOUSTON, August 24, 2006 — Natural Resource Partners L.P. (NYSE:NRP) and (NYSE:NSP) today announced that it has entered into a memorandum of understanding with Sedgman USA, LLC under which the companies would jointly identify coal preparation, coal handling and rail load-out facility opportunities in the United States. Under the agreement, Sedgman will design and build the facilities and NRP will acquire the facilities from Sedgman and lease them back. Sedgman will operate the facilities under contract with mining companies, and NRP will receive a throughput fee for each ton of coal handled by the facilities based upon a percentage of the gross selling price with a designated minimum per ton. In addition to the minimum per ton, NRP will receive monthly recoupable minimums on the plants analogous to its royalty arrangement for coal reserves.
Pursuant to the memorandum of understanding, NRP has entered into a design and build agreement with Sedgman on the first coal preparation, coal handling and rail load-out facility. The Coal Mountain preparation plant, handling facility and rail load-out facility is located near Baileysville, WV. The preparation plant is still under construction, but the coal handling and rail load-out facility has been completed and is currently processing coal. NRP expects that approximately 35 million tons of coal will be processed through this facility during its life. The total construction price for the facility will be approximately $16.1 million, of which approximately $13.8 million was paid upon the execution of the agreement. The initial payment was funded through the partnership’s credit facility. The remaining payments on the facility are scheduled to be paid between now and the completion of construction.
The coal being processed through these facilities is mined by Bluestone Coal, a subsidiary of James C. Justice Industries, Inc. NRP anticipates approximately $3.0 million in annual revenues starting in 2007 when the plant will operate for the full year. NRP expects the transaction to be immediately accretive.
“We are extremely excited to enter into these agreements with one of the largest coal preparation plant/material handling companies in the world as they expand their business

NRP acquires coal handling facilities	Page 2 of 2
to provide preparation plant operations to the mining industry in the United States. We believe the memorandum of understanding will lead to a number of opportunities, each of which will provide more diversity, and therefore more stability, to our cash flow” said Nick Carter, President and Chief Operating Officer. “This first plant is indicative of the benefits that can come to the mining community when the miner, Sedgman and NRP each contribute their expertise and resources to provide for a needed facility.”
Sedgman USA, headquartered in Pittsburgh, PA, is one of the largest international engineering and construction companies specializing in coal preparation and material handling. Sedgman supplies total engineering, construction, project management and contract operations services to the coal, minerals and electric industries worldwide. In addition to Pittsburgh, Sedgman also has offices in China and Russia.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the estimated revenues, the completion date of the coal handling facilities, the coal reserves associated with the facilities, as well as the accretive nature of the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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